SHARE PURCHASE AGREEMENT

     This SHARE PURCHASE AGREEMENT (the "Agreement"), is made this 21st day of May, 1999, by and between SPORTS GROUP INTERNATIONAL, INC. ("SPGK"), a Florida corporation, Ziad S. Dalal ("Dalal") and SELMAN SYSTEMS, INC., a Texas corporation ("Selman Systems").

                                    RECITALS

     1. Selman Systems is a corporation duly organized and existing under the laws of the State of Texas with authorized capital stock consisting of 1,000,000 shares of voting common stock, $.01 par value, of which 10,000 shares are issued and outstanding ("Selman Common Stock") and 100,000 authorized shares of Preferred Stock with a par value of $.01 per share, of which 10,000 have been designated as "Series A Preferred Stock, of which 0 shares are issued and outstanding ("Selman Preferred Stock"). (Selman Common Stock and Selman Preferred Stock are collectively referred to herein as "Selman Stock").

     2. Selman Systems owns 100% of the stock of Frullati, Inc., a Texas corporation, Frullati Systems, Inc., a Texas corporation, Frullati Franchise Systems, Inc., a Texas corporation, and Frullati Enterprises, Inc., a Texas corporation. Frullati, Inc., Frullati Systems, Inc., Frullati Franchise Systems, Inc., and Frullati Enterprises, Inc., are hereinafter collectively referred to herein as the "Subsidiaries."

     3. Selman Systems and the Subsidiaries are the operators, owners and franchisors of the juice bar commonly known as and doing business as "Frullati."

     4. SPGK will pay $6,500,000.00 in exchange for 100% of the outstanding Selman Stock, including the stock of any and all Subsidiaries.

     5. Ziad S. Dalal ("Dalal") is the sole owner of all of the shares of Selman Stock.

     6. Dalal desires to make certain representations, warranties, covenants and agreements in connection with the transaction, and SPGK desires to prescribe various conditions precedent to the transaction. Selman Systems, Dalal, and all Subsidiaries and related companies are hereinafter collectively referred to herein as "Selman."

     NOW, THEREFORE, in consideration of the recitals which are a part of this Agreement, and of the mutual agreements set forth herein and the covenants herein contained, including the recitals above which are part of this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE 1

1.   CONSIDERATION AND PLAN OF TRANSACTION

     1.1 CONSIDERATION. Subject to all of the terms and conditions of this Agreement, SPGK agrees on the Closing Date (as defined below) to pay to Dalal $6,500,000.00 by wire transfer to an account to be designated by Dalal in exchange for 100% of the Selman Stock and 100% of the stock of any and all Subsidiaries and related businesses of Selman Systems. After the completion of the purchase, Selman Systems will become a wholly-owned subsidiary of SPGK.

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                                    ARTICLE 2

2.   REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF MR. DALAL.

     Dalal represents and warrants to SPGK that the statements contained in this
Section 2.1 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule delivered by Dalal to SPGK on the date hereof and attached hereto as Exhibit "A" (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure
Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.1.

          a) AUTHORIZATION OF TRANSACTION. Dalal has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Dalal, enforceable in accordance with its terms and conditions. Dalal need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          b) BROKERS' FEES. Dalal has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, and Dalal has no liability or obligation to pay any fees or commissions to any broker, finder or agent for which SPGK could become liable or obligated.

          c) SHARES. Dalal holds of record and owns beneficially 10,000 shares of Selman Common Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, constituting 100% of the issued capital stock of Selman Systems. Dalal is not a party to any option, warrant, purchase right or other contract or commitment that could require Dalal to sell, transfer or otherwise dispose of any capital stock of Selman Systems or any of its Subsidiaries, or any of the assets of either Selman Systems or any of its Subsidiaries (other than this Agreement). Dalal is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of any of Selman Systems or any of its Subsidiaries.

     2.2 SELMAN REPRESENTATIONS AND WARRANTIES. Dalal represents and warrants to SPGK that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule.

          (a) ORGANIZATION. Each of Selman Systems and its Subsidiaries, is a corporation duly organized, validly existing and in good standing under the laws of the State of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it presently is being conducted and to own and lease its properties and assets. Each of Selman Systems and its Subsidiaries, is qualified to do business as a foreign corporation in each of the jurisdictions in which it does business.

          (b) OPTIONS & WARRANTS. There are no options and/or warrants issued and/or outstanding. Further, there are no options and/or warrants to be issued to any party under any contract or agreement.

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          (c)  AUTHORITY.  Selman  Systems has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this agreement and the consummation of the transactions contemplated herein have been duly and validly authorized and approved by the Board of Directors of Selman Systems and all shareholders of record of Selman Systems as of the date of this Agreement, and no other corporate proceedings on the part of Selman Systems are necessary to
     authorize  this  Agreement  or  the   consummation   of  the   transactions
     contemplated herein. This Agreement has been duly and validly executed and delivered by Selman Systems and constitutes a valid and binding agreement of Selman Systems, enforceable against Selman Systems in accordance with the terms hereof.

          (d) CONFLICTS/APPROVALS. Neither the execution and delivery of this Agreement nor compliance by Selman Systems with the terms thereof by Selman Systems will (1) violate or conflict with or result in a breach or default of any of the terms or conditions of the Articles of Incorporation or Bylaws of Selman Systems; or (2) violate any applicable law, statute, rule, regulation or order promulgated by any governmental authority; or (3) conflict with or result in a material breach, acceleration or material default or under any of the terms, conditions of (A) any judgment, order, decree, or ruling to which Selman Systems is a party, or any injunction to which Selman Systems is subject, or any court or governmental authority, domestic or foreign, or (B) any agreement, contract or commitment to which Selman Systems is a party; or (4) require the consent or approval of, or declaration, filing or registration with, any non-governmental third party or, to the best knowledge of Dalal and Selman Systems, any governmental authority, or stock exchange in the United States; or (5) cause any Lease (listed in Exhibits "D" and/or "F") to become breached, in default, accelerated, or terminated for any reason.

          (e) LITIGATION. Except as set forth in Section 2.2(e) of the Disclosure Schedule, there is no litigation, proceeding, or investigation pending or, to the knowledge of each of Dalal, Selman Systems and its Subsidiaries, threatened against Dalal, Selman Systems and/or its Subsidiaries, or any of their principal owners, officers, employees, or affiliates that may result in a material adverse change in the business operations, or financial condition of Selman Systems and its Subsidiaries (taken as a whole). In addition, Selman Systems has no actual knowledge of any facts or circumstances that could lead to any such litigation, investigation, or arbitration against Selman Systems or its Subsidiaries (including without limitation litigation or arbitration that might be brought by past or present employees of Selman Systems or its Subsidiaries).

          (f) TAXES. Selman Systems and its Subsidiaries and each other member of the Selman Affiliated Group (as defined below) has each timely filed all Tax Returns (as defined below) required to be filed by it. All such Tax Returns are true, correct and complete in all material respects. Selman Systems and its Subsidiaries and each other member of the Selman Affiliated Group has each made timely payment of all Taxes (as defined below) required to be paid by it. There are no liens on the stock of Selman Systems and its Subsidiaries or on any of the assets of Selman Systems and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. Each of Selman Systems and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes and has, within the time and manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld. Except as set forth in Section 2.2(f) of the Disclosure Schedule, to the knowledge of Dalal and Selman Systems, no governmental authority is now asserting or threatening to assert any claim for assessment or collection of any Taxes against Selman Systems or its Subsidiaries or any other member of the Selman Affiliated Group. Dalal is not a "foreign person" as defined in Code Section 1445(f)(3). As a result of the acquisition of the Selman Stock and any of the stock of its Subsidiaries pursuant to this Agreement, SPGK and Dalal will be eligible to make an election pursuant to Section 338(h)(10) of the Code.

               (i) "SELMAN AFFILIATED GROUP" shall mean the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Selman was the parent for tax periods ending on or before the Closing Date.

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               (ii)  "TAX" OR "TAXES"  shall  mean any and all  taxes,  charges, fees, levies or other assessments in the nature of taxes, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, VAT, withholding, social security, occupation, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges whether domestic or foreign and whether computed on a separate, consolidated, unitary, combined or any other basis; and each such term shall also include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

               (iii) "TAX RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

          (g) TITLE. To the best of its knowledge and belief, except as set forth in Item 2.2(g) of the Disclosure Schedule, Selman has good and marketable title to all of the properties and assets, real and personal, which it purports to own, free and clear of all liens, claims, charges, encumbrances and restrictions of whatsoever nature ("Encumbrances").

          (h) SECURITIES COMPLIANCE. To the best knowledge of Dalal and Selman Systems, during the five (5) year period prior to the execution of this Agreement, no Director or Officer of Selman Systems or its Subsidiaries has been involved in any of the events set forth in Rule 401(f) of Regulation S-K of the Securities Act. Selman Systems has never been subject to any claim or proceeding brought by any shareholder of it under either state or federal securities laws.

          (i) LOANS. Selman has not received any notices of default, other than those already disclosed, regarding any of their loans or other credit facilities. A complete list of all loans along with their terms and payment status and balance are included on the list attached hereto as Exhibit "B" and incorporated herein by this reference. The entering into this Agreement shall not cause any listed loan agreement to be breached, accelerated, terminated or in default.

          (j) CONDUCT OF BUSINESS. Since December 27, 1998, except as set forth in Item 2.2(j) of the Disclosure Schedule, Selman has not:

               1. Directly or indirectly redeemed, purchased or otherwise acquired or re-capitalized or reclassified any of its capital stock or liquidated in whole or in part;

               2. Merged or consolidated with any other companies.

               3. Mortgaged, pledged or otherwise encumbered any of its assets;

               4. Altered or amended its certificate of incorporation or bylaws;

               5. Entered into, materially amended or terminated any material contract, agreement, franchise, area development agreement, permit or license; and

               6. Except in the normal course of business made any material increase in compensation payable or to become payable by Selman to its directors, officers or employees, or any increase in benefits or benefit plan costs, or any increase in any bonus, insurance, pension, compensation or other benefit plan covering any directors or officers.

          (k) CAPITALIZATION. Selman Systems authorized capital stock consists of 1,000,000 shares of voting common stock, .01 par value per share, of which 10,000 shares are issued and outstanding and 100,000 shares of Preferred Stock with a par value of $.01 per share, of which 10,000 shares

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     have been  designated  as Series A Preferred  Stock,  of which 0 shares are issued and outstanding. The stock of the Subsidiaries, all of which is owned by Selman Systems is identified in Item 2.2(k) of the Disclosure Schedule. All issued and outstanding shares of Selman Common Stock have
     been  duly  authorized  and  validly   issued,   and  are  fully  paid  and
     nonassessable, and are free of any preemptive rights. Dalal owns all of the outstanding shares of Selman Systems and Selman Systems owns all of the outstanding shares of its Subsidiaries. There are no options, warrants, or rights outstanding of any kind to purchase or acquire shares of capital stock of Selman or its Subsidiaries. Dalal has full voting power over the Selman Stock, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of such stock. Other than this Agreement and other than as described in Section 2.2(k) of the Disclosure Schedule, there is no agreement between Dalal and any other person with respect to the sale, transfer, disposition or encumbrance of the Selman Stock or otherwise relating to the Selman Stock.

          (l) SUBSIDIARIES. Neither Selman Systems nor any of its Subsidiaries has any direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity, except for Selman Systems' ownership of its Subsidiaries.

          (m) FINANCIALS. Attached hereto as Exhibit "C" are true and correct copies of: (1) the audited financial statement for the year ending December 28, 1997; (2) the audited financial statements for the year ending December 27, 1998; (3) the unaudited financial statements for the sixteen (16) week period beginning December 28, 1998 and ending April 18, 1998; (4) the unaudited balance sheet as of April 18, 1999 ("the Interim Balance Sheet"); and (5) the 1999 Plan Projections dated April 4, 1999. There has not been any material adverse change in the Financial Condition, results of operations or business of Selman since April 5, 1999, and no event or condition has occurred or exists which will result in a material adverse change other than changes resulting from general economic conditions. Further, there has been no material adverse change which would effect the achievability of the 1999 Plan Projections dated April 4, 1999 provided that no representation is made as to whether such projections will be achieved.

          (n) ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Interim Balance Sheet, neither Selman Systems nor any of its Subsidiaries had on such dates any liabilities or obligations (secured, unsecured, contingent or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles. There is no existing indebtedness owed by Selman Systems or its Subsidiaries, except as listed on the Interim Balance Sheet or the Disclosure Schedule..

          (o) COMPANY LEASES. Attached hereto as Exhibit "D" is a complete list of all leases entered into for the operation of company stores owned and operated by Selman. Said list contains a complete listing of all lease locations, the opening date of the store (the commencement date if other than the opening date of the store), the term, if less than 10 years, and whether there is an option to renew. None of the leases listed are in default. Other than monthly rent due and payable, including base rent, CAM charges, and percentage rent (hereinafter referred to as "Total Rent") after the date of this Agreement, there is no rent or other charges or fees due to the owners or lessors of the premises on Exhibit "D."

          (p) FRANCHISE AND DEVELOPMENT AGREEMENTS. Attached hereto as Exhibit "E" is a complete list of all Franchise and Area Development Agreements (in the United States and Worldwide) in operation or existence as of the date of this Agreement. Said list contains a complete listing of each Franchisee by store number, the name of the Franchisee, the legal name used by the Franchisee to conduct business, the beginning date of the franchise granted, any payments due and owing as of the date of this Agreement, any other fees due and owing as of the date of this agreement and/or following the date of this Agreement - with explanation (including the royalty percentage or formula used for each Franchise). None of the Franchise Agreements is in default by Selman as of the date of this Agreement. For Development Agreements (DA), said list shall include the date of the DA,

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     the ending date of the DA, the number of Franchises  granted by the DA, the number of Franchises operating under the DA, the franchise fee due for future franchises opened under the DA and the royalties for said franchises opened under the DA. The sale of the Selman Stock does not cause a default or termination of the Franchise or Development Agreements listed on Exhibit "E."

          (q) FRANCHISEE SUBLEASES. Attached hereto as Exhibit "F" is a complete list of all subleases entered into with Franchisees. Said list contains a complete listing of all lease locations, the rent amount (if less than the Total Rent charged in the underlying lease), the beginning date of the lease and the ending date of the lease. Except as noted on Exhibit "F", Selman is not aware of any leases listed on Exhibit "F" being in default. Other than monthly rent due and payable after the date of this Agreement, there is no rent or other charges or fees due to Selman or the owners or lessors of the premises on Exhibit "F." In addition, Selman is not aware of any underlying leases being in default.

          (r) EMPLOYMENT RELATED AGREEMENTS. Except as set forth in Item 2.2(r) of the Disclosure Schedule, there are no collective bargaining agreements, employment agreements or consulting agreements between Selman Systems and/or any of its Subsidiaries and any other party. Any such agreements so disclosed, shall include a complete summary of the material terms of the agreements and any agreements so summarized shall be provided to counsel for SPGK prior to the Closing for review.

          (s) TRADEMARKS. Attached hereto as Exhibit "J" is a list of all Trademarks owned by Selman Systems. Except as set forth in Item 2.2(s) of the Disclosure Schedule, Selman is not aware of any claim to said Trademark(s) so listed nor aware of any infringement on or upon said Trademark(s).

          (t) EMPLOYEE COMPENSATION. Except as set forth in Item 2.2(t) of the Disclosure Schedule, there are no bonuses due or agreed to, no retirement plans or options to be covered by a retirement plan or plans, no profit sharing agreements, no incentive compensation agreements, no pension or other employee benefit plans or agreements between Selman Systems and/or any of its Subsidiaries and any other party or person. None of Selman Systems or any of its Subsidiaries has entered into any severance or similar arrangement in respect of any present or former personnel that will result in any obligation (absolute or contingent) of SPGK or Selman Systems and any of its Subsidiaries to make any payment to any present or former personnel following termination of employment.

          (u) CONSENT DECREES/SETTLEMENT AGREEMENTS. Except as set forth in Item 2.2(u) of the Disclosure Schedule, there are no consent decrees, judgments, other decrees or orders, settlement agreements and/or other agreements to which Selman Systems or any of its Subsidiaries or related companies is a party or is bound, requiring or prohibiting any future activities.

          (v) OFFERING CIRCULAR & REGISTRATION OF FRANCHISOR. Attached hereto as Exhibit "K" and incorporated herein by this reference is a complete list of the states in which Selman is registered to offer franchises. Said list contains the date of said registration, the date said registration is set to expire. Selman shall provide to SPGK, prior to closing, a copy of all Offering Circulars currently in effect along with all exhibits to said Offering Circular and current franchise agreement forms and exhibits. At Closing, said complete documents shall be provided by Selman to SPGK by electronic media via e-mail, on disk and/or Zip Disk.

          (w) EMPLOYEE & EMPLOYMENT BENEFIT MATTERS. No employees of Selman Systems or any of its Subsidiaries have any right to accrued vacation (or payment in lieu of all or part thereof) in excess of 20 business days, except as listed in Section 2.2(w) of the Disclosure Schedule. Other than the plans described on Section 2.2(w) of the Disclosure Schedule, there are no employee benefit plans in place including, but not limited to, pension, stock bonus, 401(k), employee stock ownership, money purchase, stock

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     option,  cafeteria,  medical expense  reimbursement or phantom stock plans, under which Selman Systems or any of its Subsidiaries is subject to liability.

          (x) PROPRIETARY RIGHTS. For purposes of this Section 2.2(x), "Proprietary Rights" means (a) all trademarks, service marks, trade dress, logos, trade names and corporate names, and all applications, registrations and renewals in connection therewith, (b) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (c) all trade secrets and confidential business information (including customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (d) all computer software, (e) all other proprietary rights and (f) all copies and tangible embodiments thereof (in whatever form or medium). Section 2.2(x) of the Disclosure Statement lists all of Selman System's and its Subsidiaries' domestic or foreign federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of Selman Systems' and its Subsidiaries' copyrights and all pending applications therefor. Neither Selman Systems nor any of its Subsidiaries has any patents or pending patent applications. Selman System and its Subsidiaries own and has the sole right to use each of the Proprietary Rights. None of the Proprietary Rights is involved in any pending or threatened litigation. Neither Selman Systems nor its Subsidiaries has received any notice of invalidity or infringement of any rights of others with respect to such Proprietary Rights. All of the Proprietary Rights are valid and enforceable rights of Selman Systems or its Subsidiaries. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby will not affect the validity or enforceability of the Proprietary Rights and will not cause Selman Systems or its Subsidiaries to lose its rights to use any of its Proprietary Rights, including the name "Frullati."

          (y) INSURANCE. Exhibit "K" of the Disclosure Schedule includes a list of all insurance policies carried by or for the benefit of Selman Systems and its Subsidiaries. Such insurance policies are valid, outstanding and enforceable and will remain in force and effect through the Closing Date.

          (z) FULL DISCLOSURE. None of the representations and warranties made by Selman Systems and its Subsidiaries contain any untrue statement of a material fact or omit any material fact, the omission of which would be misleading. No notice given pursuant to Section 2.2 will contain any untrue statement or omit to state a fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                                     7 of 15

                                    ARTICLE 3

POST CLOSING COVENANTS; PREPARATION OF TAX RETURNS.

     3.1. POST-CLOSING COVENANTS. The parties agree as follows with respect to the period following the Closing:

          a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 7.16). Dalal acknowledges and agrees that from and after the Closing, SPGK will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to Selman and any of its Subsidiaries. Dalal shall furnish to SPGK all information regarding the operations and liabilities of Selman Systems and any of its Subsidiaries that SPGK may reasonably request.

          b) LITIGATION SUPPORT. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that accrued or existed on or prior to the Closing Date involving Selman Systems or any of its Subsidiaries, each of the other parties will cooperate with him, her or it (and his, her or its counsel) in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 7.16).

          c) TRANSITION. Dalal will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Selman from maintaining the same business relationships with Selman after the Closing as it maintained with Selman prior to the Closing. Dalal will refer all customer inquiries relating to the businesses of Selman Systems and its Subsidiaries to SPGK from and after the Closing.

          d) CONFIDENTIALITY. Dalal will treat and hold as confidential all of the information concerning the businesses and affairs of Selman that is not already generally available to the public ("Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement and deliver promptly to SPGK or destroy, at the request and option of SPGK, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession. In the event that Dalal is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Dalal will notify SPGK promptly of the request or requirement so that SPGK may seek an appropriate protective order or waive compliance with the provisions of this Section 3.1(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Dalal is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Dalal may disclose the Confidential Information to the tribunal; provided, however, that Dalal shall use his reasonable best efforts to obtain, at the reasonable request and expense of SPGK, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as SPGK shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

                                     8 of 15

                                    ARTICLE 4

4.   CONDITIONS TO SPGK PERFORMANCE

     4.1 CONDITIONS. SPGK's obligations hereunder shall be subject to the satisfaction, at or before the Closing Date, of all the conditions set forth in this Agreement. Failure to obtain such approval will not void this Agreement. SPGK may waive any or all of these conditions, in whole or in part, without prior notice, so long as such waiver is in writing and provided, however, that no such waiver of a condition shall constitute a waiver by SPGK of any other condition or any of SPGK's rights or remedies, at law or in equity, if Dalal shall be in default of any of his representations, warranties, or covenants under this Agreement.

     4.2 ACCURACY OF REPRESENTATION. Except as otherwise permitted by this Agreement, all representations and warranties by Dalal in this Agreement, or in any written statement that shall be delivered to SPGK by Selman or Dalal under this Agreement, shall be true and accurate in all material respects as of the Closing Date, as though made at that time.

     4.3 PERFORMANCE. Selman shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date. If Selman has not performed, SPGK may terminate this Agreement at its sole discretion any time before seven (7) days from the date of the last signature on this Agreement.

     4.4 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority pertaining to the transaction contemplated by this Agreement or to its consummation shall have been instituted or threatened against Selman on or before the Closing Date except as described on Exhibit "I" attached hereto and incorporated herein by this reference.

     4.5 CORPORATE PROCEEDINGS. All corporate and other necessary proceedings contemplated herein and all documents necessary thereto shall be reasonably satisfactory in form and substance to the parties hereto and to their counsel.

          (a) STATUTORY REGULATIONS. All statutory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled, all authorizations, consents and approvals of all non-governmental third parties, and all governmental authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement and to permit the business currently carried on by it to continue unimpaired immediately following the Closing Date shall have been obtained.

          (b) SHAREHOLDER APPROVAL. The transactions contemplated by this Agreement have been approved in the manner required by law by the holders of the issued and outstanding shares of Selman Stock, entitled to vote thereon, and all other corporate action required by law with respect to the Transaction has been taken.

     4.6 OFFICER'S CERTIFICATE. Selman shall deliver to SPGK a certificate, dated the Closing Date and signed by its President, certifying that the conditions specified in this Agreement have been fulfilled and accepted. In the alternative, the signature of an Officer to this Agreement shall constitute certification that the conditions specified in this Agreement have been fulfilled and accepted.

                                     9 of 15

                                    ARTICLE 5

5.   CLOSING.

     5.1 CLOSING. The closing (the "Closing") shall take place at such location and time on May 20, 1999, or on such date and at such time as the parties may mutually agree upon (the "Closing Date").

     5.2 SELMAN DELIVERIES TO SPGK. At Closing, Selman shall deliver to SPGK the following instruments and documents:

          (a) Certificates representing 10,000 shares of Selman, Common Stock, which shares represent 100% of the outstanding common stock of Selman which represents 100% of all outstanding Selman Stock.

          (b) Certified resolutions of the Board of Directors of Selman Systems, in a form satisfactory to counsel for SPGK authorizing the execution and performance of this Agreement and all actions to be taken by Selman Systems under this Agreement.

          (c) Intentionally Deleted.

          (d) Selman shall deliver the opinion of its counsel, dated the Closing Date, in form and in substance satisfactory to counsel for SPGK to the effect that:

               (1) Selman Systems is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

               (2) The authorized capital stock of Selman Systems is as set forth in Section 2.2(k).

               (3) The execution and consummation of this Agreement have been duly authorized and approved by the Board of Directors of Selman Systems. To the best of counsel's knowledge and belief, after reasonable inquiry, the making and performance of this Agreement by Selman Systems will not cause Selman Systems to violate any laws, rules, regulations, decrees, orders or judgments, Articles of Incorporation, or bylaws known to such counsel.

               (4) Counsel has no knowledge of any litigation, proceeding or investigation of the type described in Section 2.2(e) hereof.

               (5) The Selman Stock being transferred pursuant to this Agreement are duly and validly authorized and issued and are fully paid and non-assessable.

               (6) To the knowledge of counsel, all applicable approvals, permits, consents, orders and authorizations have been obtained, and the necessary documents have been filed under all applicable laws of the United States and, except for filing of requisite notices or other documentation with any applicable governmental authority or stock exchange in the United States, no other regulatory action is required in connection with the issuance and delivery of the Selman Stock.

                                    10 of 15

                                    ARTICLE 6

6.   DISPUTE RESOLUTION.

     6.1 COURT PROCEEDINGS.

          (a) If a dispute arises, either party may avail itself of the right to seek relief from a court of competent jurisdiction in or about San Diego County, in San Diego, California, and only in that location.

          (b) All disputes which involve adjudication in a court shall be governed by the provisions of section 6 of this Agreement. If, in an action commenced in a court pursuant to section 6 of this Agreement, a party seeks temporary or preliminary injunctive relief, the court hearing the matter shall proceed to adjudicate the issues before it with respect to such relief and shall not delay the entry of any order with respect to such relief; provided, however, that except for matters fully determined in connection with proceedings for temporary or preliminary relief, the dispute resolution procedures set forth herein shall be used.

     6.2 VENUE; WAIVER OF JURY; LIMITATION OF DAMAGES. The parties hereby agree as follows:

          (a) ANY AND ALL COURT PROCEEDINGS ARISING FROM MATTERS RELATED TO THIS AGREEMENT SHALL BE BROUGHT IN, AND ONLY IN, A COURT OF COMPETENT JURISDICTION IN SAN DIEGO COUNTY, SAN DIEGO, CALIFORNIA. IN EITHER CASE, THE PARTIES HEREBY CONSENT TO THE EXERCISE OF SUBJECT MATTER AND PERSONAL JURISDICTION BY SUCH COURTS.

          (b) THE PARTIES AGREE THAT ALL DISPUTES ADMITTED TO THE COURT PURSUANT TO THIS AGREEMENT SHALL BE TRIED TO THE COURT SITTING WITHOUT A JURY, NOTWITHSTANDING ANY STATE OR FEDERAL CONSTITUTIONAL OR STATUTORY RIGHTS OR PROVISIONS.

          (c) NO PUNITIVE OR EXEMPLARY DAMAGES SHALL BE AWARDED AGAINST EITHER PARTY, OR ANY AFFILIATES OF EITHER OF THEM, IN ANY PROCEEDING ARISING UNDER THIS AGREEMENT, AND ALL CLAIMS TO SUCH DAMAGES ARE HEREBY WAIVED.

                                    ARTICLE 7

7.   MISCELLANEOUS

     7.1 CAPTIONS AND HEADINGS. The article and paragraph headings throughout this Agreement are for convenience and reference only and shall in no way be deemed to define, limit, or add to the meaning of this Agreement.

     7.2 MODIFICATIONS. This Agreement may be waived, changed, modified or discharged in written form only, signed by the party seeking the waiver, change, modification or discharge and by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     7.3 NON-WAIVER. Except as otherwise expressly provided herein, no waiver of any covenant or condition of this Agreement shall be deemed to have been made, unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such covenant or condition; (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant or condition of this Agreement hereof shall not be deemed a waiver of such breach or failure; and
(iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

                                    11 of 15

     7.4 TIME OF THE ESSENCE. Time is of the essence in this Agreement and of each and every provision hereof.

     7.5 ENTIRE AGREEMENT; MODIFICATION. This Agreement contains all of the terms and conditions and representations agreed upon by the parties hereto with reference to the subject matter hereof. No other agreements or representations, oral or otherwise shall be deemed to exist or to bind any of the parties hereto and all prior agreements and understandings are superseded hereby. No officer or employee or agent of SPGK has any authority to make any representation or promise not contained in this Agreement. Selman agrees that it has executed this Agreement without reliance upon any such unauthorized representation or promise and in fact has received no representation or promise not contained within this agreement. This Agreement cannot be modified or changed except by written instrument signed by all of the parties hereto.

     7.6 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts and/or by facsimile signatures, each of which shall be deemed an original but which together shall constitute one and the same instrument and have the same force and effect as if executed in one complete document.

     7.7 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally, on the party to whom notice is to be given or on the third day after mailing, if mailed, to the party to whom notice is to be given by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

          To SPGK:            Mr. Kevin Blackwell
                              7730 East Greenway Road, Suite 203
                              Phoenix, AZ 85260
                              Phone: (602) 443-0200
                              Facsimile: (602) 443-1972

          with a copy to:     Scott Levine, Esq.
                              401 West "A" Street, Suite 1805
                              San Diego, CA 92101
                              Phone: (619) 687-0100
                              Facsimile: (619) 687-0101

          To Selman:          Ziad S. Dalal
                              P.O. Box 802624
                              Dallas, Texas 75380

          with a copy to:     Kevin L. Twining, Esq.
                              Locke, Liddell & Sapp, LLP
                              2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                              Phone: (214) 740-8688
                              Facsimile: (214) 740-8800

     7.8 BINDING EFFECT. This Agreement is and shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of the parties to this Agreement.

     7.9 MUTUAL COOPERATION. Each party hereby agrees, certifies and covenants that they will assist each other in completing and preparing any documents to effectuate the Agreement. Each party agrees, certifies and covenants that they will immediately execute and revise any corrected documents or forms as necessary and upon request in order to obtain the benefits agreed to pursuant to the terms of this Agreement. The Parties further agree to immediately initial any corrections on any documents containing typographical errors or omissions upon the request of the other Party.

                                    12 of 15

     7.10 BROKERS. Each of the parties hereto shall indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against it as a result of its dealings, arrangements or agreements with any broker, finder or person claiming to have a right to compensation for bringing the parties into agreement.

     7.11 ANNOUNCEMENTS. SPGK and Selman will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers. No party is permitted to announce this transaction until all parties have signed this Agreement. This shall not prevent the parties from providing necessary persons with information about the Agreement.

     7.12 EXPENSES. SPGK shall bear and pay all legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with the transaction, including all reasonable legal fees and expenses of Selman and Dalal.

     7.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to Section 7.16, the representations, warranties, covenants and agreements of the parties set forth in this Agreement, or in any instrument, certificate, opinion or other writing providing for it, shall survive for a period of twelve (12) months after Closing, irrespective of any investigation made by or on behalf of any party.

     7.14 EXHIBITS. As of the execution hereof, the parties hereto have provided each other with the Exhibits and a Disclosure Schedule provided for herein above, including any items referenced therein or required to be attached thereto. Any material changes to the Exhibits and Disclosure Schedule shall be immediately disclosed to the other party. All such Exhibits or Schedules are incorporated herein and made a part of this Agreement.

     7.15 AUTHORITY. The parties to this Agreement acknowledges that: (1) this Agreement and its reduction to final form is the result of extensive good faith negotiations between the parties through their respective counsel; (2) said counsel have carefully reviewed and examined this agreement for execution by said parties, or any of them; and (3) any statute or rule of construction that ambiguities are to be resolved against the drafting party should not be employed in the interpretation of this Agreement.

     7.16 INDEMNITY. Dalal hereby agrees to protect, defend and indemnify SPGK, its direct or indirect parents, their subsidiaries, affiliates and designees and their officers (past and present), board of directors (past and present), employees (past and present), shareholders (past and present) and hold them harmless from and against any and all costs and expenses actually incurred by them or for which they are liable, including attorney's fees, court costs, expert witness fees/costs, losses, liabilities, damages, claims and demands of every kind or nature, including those incurred pursuant to a settlement entered into in good faith with respect to any inaccuracy or breach of the representations warranties and covenants contained within this Agreement and/or within the Exhibits to this Agreement.

          a) Upon the filing by anyone of any type of claim, cause of action or lawsuit against an indemnified party for any type of damages arising out of incidents for which the indemnified party is to be indemnified by Dalal pursuant to this Section 7.16, the indemnified party shall, within 30 days of the indemnified party's becoming aware thereof, notify Dalal of such claim, cause of action or lawsuit. If Dalal does not settle or compromise such claim, cause of action, or lawsuit at its own cost, to the extent Dalal is required to indemnify the indemnified party pursuant to this
     Section 7.16, then Dalal shall undertake the legal defense of such claim, cause of action or lawsuit at his own cost through counsel of recognized capacity or otherwise not reasonably disapproved by the indemnified party until final disposition, including all appeals. The indemnified party may, at its sole cost and expense, participate in the legal defense of any such claim, cause of action or lawsuit by Dalal to defend against such claim, cause of action or lawsuit. Any final judgment rendered against an indemnified party for any cause for which the indemnified party is to be

                                    13 of 15
     indemnified against pursuant to this Section 7.16 shall be conclusive against the indemnified party as to liability and amount upon the expiration of the time for all appeals. The provisions of this Section 7.16 shall not apply to any claim or demand arising from the intentional act or acts or fraud of the indemnified party.

          b) The provisions of Section 7.16(a) shall only apply if Dalal, within 30 days after the mailing of a request for indemnity to Dalal is responded to by Dalal with an agreement in writing to defend and indemnify the requesting party or parties without a Reservation of Rights. In the event Dalal fails to agree to defend and indemnify the requesting party or parties within 30 days of the date of the request, Dalal will not be relieved of his obligations under this agreement or this Section 7.16, and the provisions of Section 7.16(c) shall apply.

          c) SPGK, and its direct or indirect parents, their subsidiaries, affiliates and designees and their officers (past and present), board of directors (past and present), employees (past and present), shareholders (past and present), at their sole discretion, may hire legal counsel to defend any actions brought against SPGK, its direct or indirect parents, their subsidiaries, affiliates and designees and officers (past and present), board of directors (past and present), employees (past and present), shareholders (past and present) which arise out of Dalal's obligations herein. Dalal hereby agrees to pay any and all attorneys' fees, expert costs, and any other fees and costs incurred by SPGK, its direct or indirect parents, their subsidiaries, affiliates and designees and their officers (past and present), board of directors (past and present), employees (past and present), shareholders (past and present) to said selected counsel upon the request of SPGK, its direct or indirect parents, their subsidiaries, affiliates and designees and their officers (past and present), board of directors (past and present), employees (past and present). Dalal will, if requested by SPGK, its direct or indirect parents, their subsidiaries, affiliates and designees and their officers (past and present), board of directors (past and present), employees (past and present), defend any suits at the sole cost and expense of Dalal. Dalal hereby agrees to defend said suits with the use of attorneys requested by SPGK, its direct or indirect parents, their subsidiaries, affiliates and designees and their officers (past and present), board of directors (past and present), employees (past and present).

          For purposes of this Section 7.16, requests shall be made pursuant to the Notice paragraph herein.

     7.17 SEVERABILITY. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provisions of this Agreement and any present or future statute, law, ordinance, regulation or judicial decision, contrary to which the parties have no legal right under this Agreement, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, section, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining parts thereof shall continue in full force and effect.

     7.18 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to benefit any other person or entity except the named parties hereto and no other person or entity shall be entitled to any rights hereunder by virtue of so-called "third party beneficiary rights" or otherwise.

     7.19 ATTORNEYS' FEES. In the event that any party to this Agreement shall institute any action or proceeding against the other relating to the terms of this Agreement or any default thereunder, the prevailing party shall be entitled to recover from the other party, the prevailing party's actual attorneys' fees, costs and expert costs and expenses incurred in connection with such action or proceeding, including, without limitation, any post-judgment fees, costs or expenses incurred on any appeal or in collection of any judgment.

                                    14 of 15

     7.20 AUTHORITY TO EXECUTE AGREEMENT. Each individual executing this Agreement on behalf of a corporation and/or partnership represents that he or she is duly authorized to execute and deliver this Agreement on behalf of the corporation and/or partnership.

AGREED TO AND ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN.

Dated: May 21, 1999                     SPORTS GROUP INTERNATIONAL, INC.

                                        By: /s/ Kevin Blackwell
                                            ------------------------------------
                                            Kevin Blackwell, its President


                                        By: /s/ Kathryn Blackwell
                                            ------------------------------------
                                            Kathryn Blackwell, its Vice
                                            President & Secretary


Dated: May 21, 1999                     SELMAN SYSTEMS, INC.

                                        By: /s/ Ziad S. Dalal
                                            ------------------------------------
                                            Ziad S. Dalal, President

Dated: May 20, 1999                     /s/ Ziad S. Dalal
                                        ----------------------------------------
                                        Ziad S. Dalal, an Individual and sole
                                        shareholder of Selman Systems, Inc.

                                        I, CONSENT TO THE TRANSACTION DESCRIBED
                                        HEREIN.

Dated: May 20, 1999                     /s/ Deborah Dalal
                                        ----------------------------------------
                                        Deborah Dalal, Spouse of Ziad S. Dalal

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